CHEVIOT

Contact:                 Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports Third-Quarter and Nine Month Earnings

CINCINNATI, Ohio – October 31, 2012 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the third fiscal quarter of 2012 of $499,000, or $0.07 cents per share compared with the $969,000, or $0.11 cents per share in net earnings for the third fiscal quarter of 2011.  For the nine months ended September 30, 2012 net earnings increased to $2.6 million, or $0.35 per share, compared to the net earnings of $2.4 million, or $0.28 per share for the nine month period in 2011.  The decrease in net earnings during the third quarter of 2012, compared with 2011 reflects the Company’s decision to record a provision for losses on loans of $405,000 for certain purchased one to four family residential real estate loans and a fair value adjustment of $335,000 on one real estate owned property.

The earnings per share for both the three and nine months ended September 30, 2012 were based on weighted average shares outstanding of 7,355,046 and 7,444,960, as compared with weighted average shares outstanding of 8,767,001 and 8,766,632 for the comparable 2011 periods.  The difference in weighted average shares outstanding in 2012 compared with 2011 reflects the second-stop conversion and related public stock offering which was completed on January 18, 2012.

The 2012 quarterly net earnings reflects an increase of $434,000 in other income and a decrease in the provision for federal income taxes of $250,000, which was offset by a decrease of $542,000 in net interest income, an increase in the provision for losses on loans of $390,000 and an increase of $222,000 in general, administrative and other expense.  During the 2012 quarter, average interest-earning assets totaled $555.0 million with an average yield of 3.87%, an increase of $30.9 million, or 5.9%, from the comparable quarter of 2011.  The increase in interest-earning assets reflects the Corporation utilizing the proceeds from the second-step stock conversion to purchase investment securities and originate loans.  For the quarter ended September 30, 2012, the increase in general, administrative and other expenses is the result of fair market value adjustments on real estate properties acquired through foreclosure.

For the nine months ended September 30, 2012, the Company’s increase in earnings generally reflected an increase of $1.4 million in other income and an increase of $192,000 in net interest income, which were partially offset by an increase of $682,000 in general, administrative and other expenses, an increase of $590,000 in the provision for losses on loans and an increase of $156,000 in the provision for federal income taxes.  The increase in other income is primarily due to an increase in the gain on sale of loans as the Company has sold approximately $55.2 million in loans in the secondary market during the nine months ended September 30, 2012. The increase in general, administrative and other expenses during the nine months ended September 30, 2012 reflects a full nine months of operations following the completion of the First Franklin acquisition in 2011 as compared to the prior 2011 period. During the nine months ended September 30, 2012, the Company recorded a provision for losses on loans totaling $990,000 after giving consideration for writedowns or charge-offs of loans receivable totaling approximately $346,000.  During 2012, delinquent and non-performing loans decreased approximately $3.0 million, or 18.6%.

At September 30, 2012, Cheviot Financial Corp. had consolidated total assets of $633.4 million, total liabilities of $526.1 million, including deposits of $494.9 million, and shareholders' equity of $107.4 million, or 17.0% of total assets.  At September 30, 2012, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 12.6%, 12.6% and 26.3%, respectively. At September 30, 2012 the Company’s tangible book value was $12.67 per share.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	At	At
	September 30,	December 31,
ASSETS	2012	2011

Cash and cash equivalents	$35,357	$ 45,140
Investment securities	201,155	132,668
Loans receivable, net	343,836	384,296
Goodwill	10,309	10,309
Core deposit intangible, net	811	1,028
Other assets	41,966	42,863

Total assets	$633,434	$ 616,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$494,929	$ 492,321
Advances from the FHLB	25,399	31,327
Other liabilities	5,728	7,103

Total liabilities	526,056	530,751

Commitments and contingencies	-	12,643

Shareholders' equity	107,378	72,910

Total liabilities and shareholders' equity	$633,434	$ 616,304

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Total interest income	$5,368	$6,130	$16,397	$16,290
Total interest expense	1,363	1,583	4,330	4,415

Net interest income	4,005	4,547	12,067	11,875

Provision for losses on loans	590	200	990	400

Net interest income after provision for losses on loans	3,415	4,347	11,077	11,475

Other income	1,136	702	3,290	1,889
General, administrative and other expense	3,858	3,636	10,888	10,206

Earnings before federal income taxes	693	1,413	3,479	3,158

Federal income taxes	194	444	890	734

NET EARNINGS	$499	$969	$2,589	$2,424

Earnings per share - basic and diluted	$0.07	$0.11	$0.35	$0.28